PROMISSORY NOTE

January 29, 2020

FOR VALUE RECEIVED, EMERALD HEALTH BIOCEUTICALS, INC. (the “Borrower”) of
300 - 5910 Pacific Center Blvd, San Diego, CA, PROMISES TO PAY to [________] (the “Lender”), the sum of US$25,000 (the “Principal Sum”) and all accrued but unpaid interest on or before 120 days from the date hereof.

Interest on the Principal Sum will accrue interest at simple rate of 6% per annum.

The Borrower hereby waives presentment for payment, notice of protest and notice of non- payment. No delay by the Lender in exercising any power or right hereunder will operate as a waiver of power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatever or modification of the terms thereof will be valid unless in writing signed by both the Borrower and the Lender and then only to the extent therein set forth.

This Note is governed by the laws of the State of California and the federal laws of the United States applicable therein.

EMERALD HEALTH BIOCEUTICALS INC.

By: /s/ Jim Heppell
Authorized Signatory